Comparison of change in value of $10,000 investment in Dreyfus Massachusetts Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index

EXHIBIT A:

               Dreyfus        Lehman
            Massachusetts    Brothers
            Intermediate      10-Year
              Municipal      Municipal
  PERIOD        Bond           Bond
                Fund          Index *

  6/26/92      10,000         10,000
  3/31/93      10,885         10,898
  3/31/94      11,231         11,205
  3/31/95      11,706         12,048
  3/31/96      12,551         13,117
  3/31/97      13,051         13,800
  3/31/98      14,177         15,232
  3/31/99      14,922         16,188
  3/31/00      14,925         16,265
  3/31/01      16,285         18,015

*Source: Lipper Inc.